File No. 70-6583


              SECURITIES AND EXCHANGE COMMISSION (COMMISSION)

                          Washington, D.C.  20549

                      POST-EFFECTIVE AMENDMENT NO. 15

                                    TO

                                 FORM U-1

                          APPLICATION-DECLARATION
            WITH RESPECT TO ISSUE AND SALE OF ADDITIONAL COMMON
            SHARES UNDER DIVIDEND REINVESTMENT AND COMMON SHARE
                               PURCHASE PLAN

                                   UNDER

              THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                (the "Act")

                       EASTERN UTILITIES ASSOCIATES
                P.O. BOX 2333, BOSTON, MASSACHUSETTS 02107
                  (Name of company filing this statement
                and address of principal executive office)

                       EASTERN UTILITIES ASSOCIATES
              (Name of top registered holding company parent)

                     CLIFFORD J. HEBERT, JR. TREASURER
                       EASTERN UTILITIES ASSOCIATES
                P.O. BOX 2333, BOSTON, MASSACHUSETTS  02107
                  (Name and address of agent for service)

             The Commission is requested to mail signed copies
               of all orders, notices and communications to:

                         ARTHUR I. ANDERSON, ESQ.
                          McDermott, Will & Emery
                              75 State Street
                                16th Floor
                       Boston, Massachusetts  02107

Post-Effective Amendment No. 14 is hereby amended in its entirety to read as follows:

ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTIONS.

Item 1 is amended by adding the following:

     (34) Pursuant to prior orders of the Commission, EUA has been authorized to issue and sell, and purchase on the open market and sell, from time to time, through December 31, 1997, up to 6,800,000 of its authorized but unissued common shares pursuant to the Plan. See File Nos. 70-6364 and 70-6583 for the Commission's orders (Holding Company Act Release No. 21329, dated December 6, 1979, Release No. 22039 dated May 5, 1981, Release No. 22685, dated November 1, 1982, Release No. 23421 dated September 14, 1984, Release No. 24087 dated May 6, 1986, Release No. 24747 dated November 17, 1988, Release No. 25166 dated October 12, 1990, Release No. 25568 dated July 1, 1992 and Release No. 26193 dated December 19, 1994) with respect to the Plan. As of November 1, 1997, EUA had issued and sold 6,042,088 of its authorized common shares pursuant to the Plan. Shares purchased by the participants under the Plan will generally be either (i) shares originally issued out of the shares authorized but not yet issued under EUA's Declaration of Trust or (ii) at the direction of EUA, shares purchased on the open market by the Agent through the application of dividends and optional cash payments from participants or other funds made available by EUA subject to applicable regulatory requirements.

     (35) EUA proposes to issue and sell (or, in the case of shares purchased on the open market, to purchase and sell) from time to time up to December 31, 2000, the 757,912 common shares remaining from the 6,800,000 shares previously authorized, plus a maximum of 1,000,000 additional common shares. For common shares purchased directly from EUA, the price per share of the shares credited to a participant's account (whether through reinvestment of dividends or cash payments) will be 100% of the average of the closing sales prices of EUA's common shares as reported by The Wall Street Journal as composite transactions during the last five trading days immediately preceding the Investment Date. For common shares purchased on the open market, the price per share of the shares credited to a participant's account (whether through reinvestment of dividends or cash payments) will be the weighted average of the price paid by the Agent for all shares purchased. For each month in which a dividend is payable, the Investment Date is the dividend payment date for such month. For each month in which a dividend is not payable, the Investment Date is the fifteenth day of such month.

     (36) The proceeds from the sale of common shares under the Plan will be added to EUA's general funds and will be used for any or all of the following purposes: investment in EUA's subsidiaries, through purchases of additional shares of their capital stocks, capital contributions, loans, or open-account advances; payment of any indebtedness of EUA; and/or EUA's general corporate purposes.


ITEM 2.   FEES, COMMISSIONS, AND EXPENSES

     The estimated fees, commissions and expenses to be paid or incurred directly or indirectly in connection with the additional shares which are the subject of this post-effective amendment will be supplied by amendment.

ITEM 5.   PROCEDURE

Item 5 is amended by adding the following:

     (17) EUA requests that the Commission issue its order on this Post-Effective Amendment on the earliest practicable date.

     (18) It is not considered necessary that there be a recommended decision by a hearing officer or by any other responsible officer of the Commission. The Division of Investment Management may assist in the preparation of the Commission's decision, and it is believed that a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective would not be appropriate.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS (* filed herewith)

(a)  Exhibits.

     Exhibit C-7    Prospectus for the Plan (incorporated herein
                    by reference to Exhibit C-6 to File No. 70-6583).

     Exhibit F-8    Opinion of McDermott, Will & Emery

     *Exhibit H-7   Proposed Form of Notice

(b)  Financial Statements.

     Financial Statements are not included in this Post-Effective Amendment because they are not necessary for a proper disposition by the Commission of the proposed transactions.

Item 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS

     The transactions described in Item I do not involve major Federal action significantly affecting the quality of the human environment. No Federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transactions.


                                 SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, EUA has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                        EASTERN UTILITIES ASSOCIATES


                                        By: /s/ Clifford J. Hebert, Jr.
                                            Clifford J.  Hebert, Jr.
                                            Treasurer

Dated:  November 3, 1997